Oppenheimer Rochester Maryland Municipal Fund
NSAR Exhibit – Item 77I

Oppenheimer Rochester Maryland Municipal Fund (the "Registrant"), which offers shares classes A, B and C, began offering Class Y shares on July 29, 2011.  Post-Effective Amendment No. 6 to the Registrant's Registration Statement, Accession Number 0000728889-11-000877 which includes the terms of Class Y shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.